Exhibit 99.1

Maguire Properties, Inc.
Supplemental Operating and Financial Data
First Quarter 2009

  Consolidated Balance Sheets
(unaudited and in thousands)

	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Assets
Investments in real estate	$5,024,534	$5,026,688	$5,219,538	$5,492,942	$5,490,807
Less: accumulated depreciation	(638,343)	(604,302)	(576,329)	(552,300)	(514,454)
	4,386,191	4,422,386	4,643,209	4,940,642	4,976,353

Cash, cash equivalents and restricted cash	256,558	280,166	351,246	308,382	345,384
Rents, deferred rents and other receivables, net	89,651	86,519	85,778	87,576	85,116
Deferred charges, net	176,916	184,156	193,384	207,202	217,291
Other assets	35,974	31,585	36,096	33,486	46,903
Investment in unconsolidated joint ventures	9,428	11,606	13,326	14,886	16,759
Assets associated with real estate held for sale	161,668	182,597	–	–	–
Total assets	$5,116,386	$5,199,015	$5,323,039	$5,592,174	$5,687,806

Liabilities and Deficit
Liabilities:
Mortgage and other secured loans	$4,704,696	$4,714,090	$4,874,471	$5,052,546	$5,033,505
Dividends and distributions payable	–	–	3,177	3,177	–
Accounts payable, accrued interest payable and other liabilities	194,062	221,066	214,119	212,558	215,632
Acquired below-market leases, net	104,359	112,173	119,895	135,268	145,365
Obligations associated with real estate held for sale	169,929	171,348	–	–	–
Total liabilities	5,173,046	5,218,677	5,211,662	5,403,549	5,394,502

Deficit:
Stockholders' Deficit:
Common and preferred stock and additional paid-in capital	698,377	696,840	695,361	695,206	695,235
Accumulated deficit and dividends	(705,730)	(656,606)	(563,478)	(490,954)	(377,149)
Accumulated other comprehensive loss, net	(44,020)	(59,896)	(20,506)	(15,627)	(29,686)
Total stockholders' deficit	(51,373)	(19,662)	111,377	188,625	288,400
Noncontrolling Interests:
Common units of our Operating Partnership	(5,287)	–	–	–	4,904
Total deficit	(56,660)	(19,662)	111,377	188,625	293,304
Total liabilities and deficit	$5,116,386	$5,199,015	$5,323,039	$5,592,174	$5,687,806